Exhibit 10.1

2007 Executive Bonus Structure

Criteria (100% of eligible bonus as follows)

•

65% tied to targeted pre-tax profit levels set by the Compensation Committee based on the Plan for the current year, with payment amounts of zero, 50%, 60%, 80% and 100% based on performance levels against that Plan. For purposes of the plan, pre-tax profit is calculated without giving effect to non-recurring events or the issuance of stock options and without giving effect to the results of the Company’s Cobra Electronics UK Limited and Performance Products Limited subsidiaries.

•	35% tied to performance against individual objectives (MBO’s).

Opportunity

•	25% to 35% of annual base salary (depending upon executive).

Other

•	Additional upside opportunity of 3% of annual base salary if pre-tax profits reach levels established by the Compensation Committee in excess of the Company’s Plan.